Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG REPORTS SECOND QUARTER EARNINGS PER SHARE INCREASE OF 117% ON

17% REVENUE GROWTH

COMPANY AGAIN INCREASES 2008 GUIDANCE WITH FULL YEAR EPS EXPECTED TO RISE OVER 75%

ON REVENUE GROWTH OF 12% TO 13%

•	SECOND QUARTER RESULTS EXCEED REVENUE AND EARNINGS GUIDANCE

•	HEALTHCARE INDUSTRY REVENUE GROWS 20%

•	OPERATING MARGIN EXPANDS 200 BASIS POINTS TO 4.2%

BUFFALO, N.Y. — July 22, 2008 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, today announced its financial results for the 2008 second quarter which ended on June 27, 2008. CTG reported revenue growth of 17.4%, or $13.9 million, to $94.1 million compared with 2007 second quarter revenue of $80.1 million. CTG’s operating income increased 126.5% to $4.0 million from $1.8 million in the 2007 second quarter while its operating margin expanded to 4.2%, a 200 basis point improvement from 2.2% in the 2007 second quarter. CTG’s net income was $2.1 million, 105.2% higher than 2007 second quarter net income of $1.0 million. On a per diluted share basis, net income was $0.13, a 116.7% increase from $0.06 in the 2007 second quarter. CTG’s significant increases in its operating margin and profitability in the quarter are attributable to the favorable operating leverage from the growth of its higher margin solutions business, as well as overall top line growth.

“We are very pleased with CTG’s second quarter results which are highlighted by double-digit revenue growth, an operating margin exceeding 4%, and earnings more than double last year,” said CTG Chairman and Chief Executive Officer James R. Boldt. “CTG’s significantly increased profitability reflects continued growth throughout our business and the strong operating leverage of our higher margin solutions business, particularly our healthcare practice where revenue increased by 20%. Our higher profitability was further enhanced by the investments we made last year in new solutions development which are paying off this year in billable projects in areas such as electronic medical record engagements. Based on the strength in customer demand for our solutions and managed staffing services offerings, we are raising our 2008 revenue and earnings guidance for the second time this year.”

Mr. Boldt added, “Healthcare now represents over 25% of CTG’s total revenue, with revenue from this business increasing 20% in the quarter, the highest growth rate of the major vertical markets on which we focus. The strength of CTG’s healthcare business is further reflected in our being named in June 2008 to the Healthcare Informatics HCI 100 Listing which ranks by revenue the top 100 software and services firms serving the healthcare provider market. We recognized early on the favorable demographic and economic factors in the healthcare market driving demand for our expertise in this industry. Our decision to grow this business by developing innovative solutions for providers and payers that enhance patient care while reducing costs contributes greatly to the current and potential growth of our healthcare business. Importantly, as an experienced early entrant in electronic medical records (EMRs) and Regional Health Information Organization (RHIO) initiatives, CTG is very well positioned to capitalize on significant emerging opportunities as providers and payers align through existing and new RHIOs to plan and implement EMR systems. Going forward, we will continue to primarily focus our sales and solution development investments on healthcare based on strong market demand and the strength of CTG’s healthcare business and offerings.”

2008 Second Quarter Review

CTG’s 2008 second quarter revenue of $94.1 million, 4.2% operating margin, and diluted earnings per share of $0.13 are the Company’s highest in recent years. The growth of its Solutions business was the primary driver of the significant margin expansion and higher profitability in the quarter. Solutions revenue increased 14.4 % to $31.9 million, or 34% of total revenue. Staffing revenue increased 19.0% to $62.2 million, or 66% of total revenue driven by growth in the managed services component of this business. European revenue was $21.4 million, or 22.8% of total revenue, in the 2008 second quarter, up 23.1% from the prior year second quarter, due to business growth and favorable currency effects. There were 64 billing days in the 2008 second quarter, equivalent to the 2007 second quarter.

Selling, general, and administrative (SG&A) expenses were $17.7 million, or 18.8% of revenue, compared with $16.2 million, or 20.2% of revenue in the 2007 second quarter. The reduction in SG&A as a percentage of revenue reflects disciplined cost control and the operating leverage from the 17.4% increase in revenue.

The Company recorded equity-based compensation expense, net of tax, of $0.2 million in the 2008 second quarter, equivalent to the 2007 second quarter which reduced net income per diluted share by $0.01 in each of the respective quarters.

The effective tax rate for the 2008 second quarter increased to 47.7% from 39.8% in the 2008 first quarter, primarily due to the Company increasing valuation reserves for net operating losses of foreign subsidiaries. CTG currently anticipates its effective tax rate for the 2008 full year to range between 40% and 44%.

CTG repurchased 176,000 of its shares in the 2008 second quarter. The Company continues to utilize a 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On July 22, 2008, approximately 0.9 million shares were available for repurchase under current authorizations.

On June 27, 2008, the Company’s outstanding debt was $3.8 million, compared with $5.0 million at the end of last year’s second quarter.

2008 First Half Review

CTG’s revenue increased 12.9%, or $20.6 million, to $180.8 million compared with 2007 first half revenue of $160.2 million. Operating income was $6.4 million, 109.5% higher than 2007 first half operating income of $3.0 million. CTG’s net income was $3.5 million, a 62.8% increase from 2007 first half net income of $2.1 million. On a per diluted share basis, 2008 first half net income per share was $0.22, 69.2% higher than $0.13 in 2007. 2007 net income included a gain on the sale of marketable securities of approximately $0.02 per diluted share.

During the first half of 2008, CTG’s solutions business increased 11.7% to $61.3 million, or 34% of total revenue, and its staffing business increased 13.4% to $119.5 million, or 66% of total revenue. The growth of its higher margin solutions business was the major contributor to the increase in CTG’s profitability in the 2008 first half, and is expected to drive further increases in profitability as this business continues to grow. European revenue increased 16.5% in the 2008 first half and represented 22.4% of consolidated revenue.

Selling, general, and administrative expenses were $34.0 million, or 18.8% of revenue, compared with 20.2% in the 2007 first half.

Increase in 2008 Earnings Guidance Reflects Continued Growth of Higher Margin Solutions Business

CTG issued guidance for the 2008 third quarter with revenue expected to range from $89 million to $91 million, 10% to 13% above the 2007 third quarter. The Company projects 2008 third quarter net income per diluted share will range from $0.10 to $0.12, an increase of 67% to 100% from the 2007 third quarter. The Company’s 2008 third quarter expectations are less than its 2008 second quarter actual results due to one less billing day in the third quarter and a normal reduction in utilization rates in the third quarter resulting from higher vacation usage by billable staff.

Based on the strength of its current business, proposal activity, and solutions pipeline, CTG is increasing its 2008 revenue guidance to a range of $363 million to $367 million, an increase of 12% to 13% over 2007 revenue. The Company also increased its guidance for 2008 net income per diluted share to a range of $0.44 to $0.48, an increase of 76% to 92% over 2007. The Company’s previous 2008 guidance issued in its first quarter earnings release was revenue ranging from $345 million to $355 million and net income per diluted share ranging from $0.36 to $0.44.

Mr. Boldt noted, “CTG has excellent momentum going into the second half of the year despite signs of further weakness in the general economy. Our strength in healthcare where growth rates remain well above any other U.S. industry, combined with our strong managed staffing services business, is mitigating the impact of the current economic downturn. CTG is firmly on track for double-digit revenue growth in 2008 and our fourth consecutive year of double-digit earnings growth.”

Mr. Boldt concluded, “Our strategy to drive further top and bottom line growth is to maintain our focus on building our higher margin solutions business while opportunistically growing the managed services component of our staffing business. We are continuing to develop innovative and unique solutions that address the emerging needs of both healthcare providers and payers and expect to bring several of these offerings to market over the next year. Our strategy differentiates CTG in the marketplace while favorably positioning us for further growth in revenue, margins, and earnings.”

About CTG

Backed by over 40 years’ experience, CTG provides IT solutions and services to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,500 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. More information about CTG is available on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2007 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2007 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call on Wednesday July 23, 2008 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time July 23, 2008 and 11:00 p.m. Eastern Time July 26, 2008 by dialing 1-800-475-6701 and entering the conference ID number 899689.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Revenue	$94,071	$80,140	$180,754	$160,156
Direct costs	72,425	62,173	140,366	124,759
Selling, general and administrative expenses	17,658	16,206	34,018	32,356

Operating income	3,988	1,761	6,370	3,041
Other income (expense), net	(69)	(127)	(117)	387

Income before income taxes	3,919	1,634	6,253	3,428
Provision for income taxes	1,869	635	2,799	1,307

Net income	$2,050	$999	$3,454	$2,121

Net income per share:
Basic	$0.13	$0.06	$0.22	$0.13

Diluted	$0.13	$0.06	$0.22	$0.13

Weighted average shares outstanding:
Basic	15,387	16,309	15,460	16,338
Diluted	15,914	16,758	15,923	16,798

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	June 27, 2008	June 29, 2007
Current Assets:
Cash and cash equivalents	$4,285	$3,260
Accounts receivable, net	61,188	56,541
Other current assets	5,100	4,124

Total Current Assets	70,573	63,925
Property and equipment, net	6,585	5,622
Goodwill	35,678	35,678
Other assets	9,655	8,466

Total Assets	$122,491	$113,691

Current Liabilities:
Accounts payable	$11,077	$8,542
Accrued compensation	23,309	20,475
Current portion of long-term debt	—	5,030
Other current liabilities	7,221	6,493

Total Current Liabilities	41,607	40,540
Long-term debt	3,790	—
Other liabilities	9,255	9,754
Shareholders’ equity	67,839	63,397

Total Liabilities and Shareholders’ Equity	$122,491	$113,691

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.